Exhibit 99.1

Press Release	CONTACT:	Investor Relations
713.849.9911

Flotek Industries, Inc. Announces $16 Million

Equity Private Placement and Amendment of Credit Facility

HOUSTON, August 11, 2009 - Flotek Industries, Inc. (NYSE: FTK) today announced that it has entered into definitive purchase agreements with accredited investors with respect to the private placement of convertible preferred stock and warrants to purchase shares of common stock, for gross proceeds of approximately $16 million.

In addition, Flotek announced that it has entered into an amendment to its bank credit facility to waive covenant violations and relax future financial covenant requirements.

Private Placement

Flotek has entered into purchase agreements to sell 16,000 units (“Units”) at a price of $1,000 per Unit. Each Unit is comprised of (i) one share of cumulative redeemable convertible preferred stock, (ii) warrants to purchase up to 155 shares of Flotek’s common stock at an exercise price of $2.31 per share and (iii) contingent warrants to purchase up to 500 shares of Flotek’s Common Stock at an exercise price of $2.45 per share. The closing and funding of the private placement is scheduled to occur on or about August 11, 2009.

The net proceeds received by Flotek in the private placement will be approximately $15 million. Flotek will use the net proceeds to reduce borrowings under its bank credit facility, thereby providing additional liquidity, and for general corporate purposes.

Terms of the Preferred Stock

Each share of preferred stock has a dividend preference of $1,000. Dividends on the preferred stock are payable quarterly in cash or, at Flotek’s option after obtaining shareholder approval, in shares of Flotek common stock based on the market value of such shares at the time the dividend is declared. Dividends will accrue at the rate of 15% of the liquidation preference per annum, and will be cumulative from the date on which the preferred stock is issued. The dividend rate will increase to 17.5% if Flotek has not obtained shareholder approval of (1) the contingent warrants described below, (2) the payment of dividends on the preferred stock in shares of common stock, and (3) an amendment to the company’s certificate of incorporation increasing the shares of authorized common stock (“Shareholder Approval”) within 120 days following the closing of the private placement, will increase further to 20% if Shareholder Approval is not obtained within 240 days, and will revert to 15% upon any subsequent obtaining of such Shareholder Approval.

Each share of preferred stock will be convertible into 434.782 shares of common stock (for a conversion price of $2.30 per share), subject to adjustment in certain events. The preferred stock will, at Flotek’s option after Shareholder Approval, be automatically converted into shares of common stock if the closing price of the common stock is equal to or greater than 150% of the then current conversion price for any 15 trading days during any 30 consecutive trading day period. If the preferred stock automatically converts and Flotek has not previously paid holders amounts equal to at least 8 quarterly dividends on the preferred stock, Flotek will also pay to the holders, in connection with any automatic conversion, and amount, in cash or shares of common stock (based on the market value of the common stock), equal to 8 quarterly dividends less any dividends previously paid to holders of the preferred stock.

Holders of the preferred stock will have no voting rights except as provided by law and as provided in the certificate of designation for the preferred stock. Holders of the preferred stock will have voting rights with respect to issuances of other preferred stock that is senior in rights to the preferred stock issued in the private placement and to amendments to the Company’s certificate of incorporation or the certificate of designations governing the preferred stock that would amend or adversely affect the rights of the preferred stock. In addition, in the event that dividends are not paid for any six quarters, whether or not consecutive, then the number of directors that make up Flotek’s Board of Directors will be increased to permit the holders of the majority of the then outstanding shares of preferred stock, voting separately as a class, to elect two directors.

Flotek will be required to make an offer to the holders of the preferred stock to repurchase any or all outstanding shares of preferred stock for cash at a price equal to 110% the liquidation preference of the preferred stock, plus accrued and unpaid dividends to the repurchase date, if Shareholder Approval has not been obtained by June 30, 2011.

Flotek may redeem any of the preferred stock beginning on the third anniversary of the closing of the private placement. The initial redemption price will be 105% of the liquidation preference, declining to 102.5% on the fourth anniversary of the closing, and to 100% on or after the fifth anniversary of the closing, in each case plus accrued and unpaid dividends to the redemption date.

Terms of the Warrants

Each Unit sold in the private placement will include, in addition to one share of preferred stock, (i) warrants to purchase up to 155 shares of Flotek’s common stock at an exercise price of $2.31 per share (the “Exercisable Warrants”) and (ii) contingent warrants to purchase up to 500 shares of Flotek’s Common Stock at an exercise price of $2.45 per share (the “Contingent Warrants”).

The Exercisable Warrants will expire if not exercised within 60 months after the closing of the private placement. Subject to shareholder approval, the Exercisable warrants will contain anti-dilution price protection in the event Flotek issues shares of Common Stock or securities exercisable for or convertible into Common Stock at a price per share less than the exercise price of the Exercisable Warrants, subject to certain exceptions.

The Contingent Warrants will not be exercisable until after Shareholder Approval has been obtained (but regardless of whether shareholders approve payment of dividends on the preferred stock in shares of common stock). The Contingent Warrants will be exercisable only for cash unless Flotek is in breach of its obligations under the purchase agreements to provide an effective registration statement for the resale of the shares of common stock issuable upon exercise of the Contingent Warrants. The Contingent Warrants will expire if not exercised within the earlier of 60 months after Shareholder Approval or 98 months after the closing of the private placement. The Contingent warrants will contain anti-dilution price protection in the event Flotek issues shares of Common Stock or securities exercisable for or convertible into Common Stock at a price per share less than the exercise price of the Contingent Warrants, subject to certain exceptions.

Neither the Units nor the securities comprising the Units have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or exemption from registration. This notice is issued pursuant to Rule 135c under the Securities Act of 1933, as amended, and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Amendment to Bank Credit Facility

In connection with the private placement described above, Flotek has entered into an amendment to our bank credit agreement, which will become effective upon the closing of the private placement. This amendment (i) waives certain financial covenant violations as of June 30, 2009, (ii) modifies certain of the financial and other covenants going forward, (iii) permits us to retain all of the net proceeds of the private placement, and also retain under most circumstances any proceeds from the exercise of any of the warrants issued in the private placement, and (iv) permits us to pay dividends in cash on the preferred stock if the Company’s pro forma fixed charge coverage ratio is at least 1.50 to 1.00.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and down-hole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”.

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to complete its proposed private placement or otherwise obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.